Exhibit 23.4

[Letterhead of Connolly, Grady & Cha, P.C.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement of Form SB-2 (File No. 333-139339) filed with the Securities and Exchange Commission and the Application for Approval of Minority Stock Issuance on Form MHC-2 (“Form MHC-2”) filed with the Office of Thrift Supervision of our report dated October 17, 2006 on the financial statements of Delanco Bancorp, Inc. We also consent to the references to us under the heading “Experts” in this Registration Statement on Form SB-2 and Form MHC-2.

/s/ Connolly, Grady & Cha, P.C.
Connolly, Grady & Cha, P.C.

Philadelphia, Pennsylvania
February 7, 2007